As filed with the Securities and Exchange Commission on December 12, 1996

                                                 Registration No. __________


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                  FORM S-8

                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                             Xscribe Corporation
           (Exact name of registrant as specified in its charter)

      California                                               95-3267788
      ----------                                               ----------
(State or other jurisdiction of                             (IRS Employer
incorporation or organization                               Identification No.)


                           6285 Nancy Ridge Drive
                        San Diego, California  92121
                               (619) 457-5091
  (Address, Including Zip Code, and Telephone Number, Including Area Code,
                of Registrant's Principal Executive Offices)


                           1996 STOCK OPTION GRANT

                   Suren G. Dutia, Chief Executive Officer
                             Xscribe Corporation
                           6285 Nancy Ridge Drive
                        San Diego, California  92121
                               (619) 457-5091
       (Name, Address, Including Zip Code, and Telephone Number of Agent
                             for Service of Process)

                                  Copy to:

                         Barbara L. Borden, Esquire
                   Sheppard, Mullin, Richter & Hampton LLP
                        501 West Broadway, 19th Floor
                        San Diego, California  92101
                               (619) 338-6500

================================================================================
                                    Proposed     Proposed
Title of                            Maximum      Maximum
Securities          Amount          Offering     Aggregate     Amount of
to be               to be           Price        Offering      Registration
Registered          Registered*     Per Share**  Price**       Fee
--------------------------------------------------------------------------------

Common Stock        116,666          $.469      $54,717        $100.00

================================================================================


* Consists of shares of Common Stock which are issuable to an officer of the Company under a 1996 Stock Option Grant (the "Grant") plus such additional number of shares as may be required pursuant to the Grant in the event of a stock dividend, stock split, reverse stock split, recapitalization or other similar change in the Common Stock of Xscribe Corporation (the "Company").

** Estimated only for the purpose of calculating the registration fee, and based on the closing bid for shares of the Company's Common Stock on December 2, 1996, as reported by the Nasdaq National Market.

                                   PART II


Item 3      INCORPORATION OF DOCUMENTS BY REFERENCE
            ---------------------------------------

            The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996;

            (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996;

            (c) The Company's Current Report on Form 8-K for a transaction that closed on July 31, 1996;

            (d) The Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996;

            (e) All other reports filed by the Company pursuant to Section 13(d) or 15(d) of the Securities Exchange Act of 1934, as amended ("1934 Act"), since the end of the Company's fiscal year ended March 31, 1996; and

            (f) The description of the Company's shares of Common Stock contained in the Company's Form 8-A Registration Statement (No. 33-14172) filed with the Commission on July 22, 1987.

            All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.


Item 4      DESCRIPTION OF SECURITIES
            -------------------------

            Not Applicable


Item 5      INTEREST OF NAMED EXPERTS AND COUNSEL
            -------------------------------------

            Not Applicable





                                      II-1

Item 6      INDEMNIFICATION OF DIRECTORS AND OFFICERS
            -----------------------------------------

            The Articles of Incorporation of the Company eliminate the personal liability of directors of the Company for monetary damages in derivative actions for breach of a director's duty to the Company to the fullest extent allowed under California law. The Articles of Incorporation and Bylaws of the Company also provide for indemnification of directors, officers and other agents of the Company to the fullest extent allowed by law. The Company also has entered into indemnification agreements with directors, officers and certain key employees that provide for indemnification to the maximum extent permitted by law and provide for advances of defense costs and expenses, subject to an undertaking to repay the advanced amounts if the person ultimately is not entitled to indemnification.

            Directors, officers and other agents may be indemnified for judgments, fines, settlements or other amounts paid in the resolution of claims brought by a third party if the indemnified person acted in good faith and in a manner that the indemnified person reasonably believed to be in the best interest of a corporation and its shareholders, and in the case of a criminal proceeding, the indemnified person had no reasonable cause to believe the conduct was unlawful. In derivative actions and actions brought by the Company, directors, officers and other agents may be entitled to indemnification against expenses incurred for the defense or settlement of such action if the indemnified person acted in good faith in a manner that person believed to be in the best interest of the corporation and its shareholders and with such care, including reasonable inquiry, as an ordinarily prudent person in like position would have used under similar circumstances.

            The Company currently maintains insurance policies in the total amount of $5,000,000.00 that cover directors' and officers' liability. The Company has a separate executive risk policy that insures against fiduciary liability and commercial crime.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers pursuant to the indemnification provisions described above, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 7      EXEMPTION FROM REGISTRATION CLAIMED
            -----------------------------------


            Not Applicable




                                      II-2

Item 8      EXHIBITS
            --------

            3.1         The Company's Bylaws.*

            4.1         Copy of the 1996 Stock Option Agreement

            5.1         Opinion of Sheppard, Mullin, Richter & Hampton LLP

            23.1        Consent of Sheppard, Mullin, Richter & Hampton LLP
                          (included in Exhibit 5.1).

            23.2        Consent of independent auditors.


* Incorporated by reference to exhibits filed with the Commission in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996.


Item 9      UNDERTAKINGS
            ------------

            The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.





                                      II-4

                                   SIGNATURES
                                   ----------

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 5, 1996.

                                  XSCRIBE CORPORATION,
                                  a California corporation



                                  By /s/ Suren G. Dutia
                                     ---------------------------------
                                      Suren G. Dutia, President and
                                      Chief Executive Officer



                                  By /s/ Peter B. Harker
                                     ---------------------------------
                                      Peter B. Harker,
                                      Chief Financial Officer,
                                      Secretary and Principal
                                      Accounting Officer


      Pursuant to the requirements of the Securities Act of 1933, the Registration Statement shall be signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                         CAPACITY                         DATE
---------                         --------                         ----


/s/ Suren G. Dutia                                               12/5/96
---------------------------
Suren G. Dutia                  Chairman of the Board;
                                President; Chief Executive
                                Officer


/s/ Peter B. Harker
---------------------------                                      12/5/96
Peter B. Harker                  Chief Financial Officer,
                                 Secretary and Principal
                                 Accounting Officer



                                      II-5

SIGNATURE                        CAPACITY                          DATE
---------                        --------                          ----

/s/ Patrick W. Moore                                             12/5/96
---------------------------
Patrick W. Moore                 Director


/s/ Ira H. Sharp                                                 12/5/96
---------------------------
Ira H. Sharp                     Director


/s/ John F. Staley                                               12/5/96
---------------------------
John F. Staley                   Director












                                      II-6

                                 EXHIBIT INDEX
                                 -------------




Exhibit No.              Description                                  Page
--------------------------------------------------------------------------------

4.1              Copy of the 1996 Stock Option Agreement               10

5.1              Opinion of Sheppard, Mullin, Richter & Hampton LLP    15

23.2             Consent of independent auditors.                      17

                                  EXHIBIT 4.1
                                  -----------

                      NONQUALIFIED STOCK OPTION AGREEMENT
                                      FOR
                              XSCRIBE CORPORATION


      1. A STOCK OPTION for a total of 116,666 shares of Common Stock without par value of Xscribe Corporation, a California corporation (herein the "Company") is hereby granted to Bruce C. Myers ("Optionee") in substitution and exchange for the cancellation of 68,666 options granted to Optionee under the Company's 1992 Stock Option Plan and 48,000 options granted to Optionee under the Company's 1994 Stock Option Plan.

      2.    The Exercise Price is $0.88 per share.

      3.    This Option is fully vested and exercisable from
December 31, 1996 through November 6, 1997.   The Option shall
terminate on November 6, 1997.

      4. This Option is not intended to qualify as an incentive stock option described in Section 422(b) of the Internal Revenue
Code of 1986, as amended.

      5. This Option may not be exercised if the issuance of shares of Common Stock of the Company upon such exercise would constitute a violation of any applicable Federal or state securities or other law or valid regulation. The Optionee, as a condition to the exercise of this Option, shall represent to the Company that the shares of Common Stock of the Company that the Optionee acquires under this Option are being acquired by the Optionee for investment and not with a present view to distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agent.

      6. Optionee shall exercise the Option to the extent exercisable, in whole or in part, by sending written notice to the Company in the form attached hereto as Exhibit "A" of his intention to purchase Common Stock hereunder, together with the full purchase price of the Option Shares to be purchased. Optionee agrees to complete and execute any additional documents which the Company reasonably requests that Optionee complete in order to comply with applicable Federal and state securities laws, rules and regulations. No Option or installment thereof shall be exercisable except in respect of whole shares, and fractional share interests shall be disregarded except that they may be accumulated to acquire a whole share. No fewer than one hundred (100) shares may be purchased at one time unless the number purchased is the total number at the time available for purchase under the Option. Company shall use its reasonable best efforts to deliver to Optionee certificate(s) for shares of

Common Stock purchased upon exercise of Options, as soon as possible following exercise of the Option, in accordance with this Agreement.

      7. Optionee, or a transferee of an Offeree, shall have no rights as a stockholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate for such Shares.

      8. This Option may not be transferred in any manner otherwise than by will or the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors, and assigns of the Optionee.

      9. Payment of the Exercise Price may be made all or in part with shares of Common Stock of Xscribe Corporation which have already been owned by the Optionee or his representative for more than six months and which are surrendered to the Company in good form for transfer. Such Shares shall be valued at their Fair Market Value on the date when the new Shares are purchased under this Agreement. For purposes of this Agreement, the Fair Market Value shall mean the mean between the closing bid and the asked price for the Company's Common Stock as quoted on the Nasdaq Small Issuer Market on the date on which Fair Market Value is determined. Payment of the Exercise Price may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Option shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

      10. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Company's Compensation Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Compensation Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Option shares acquired by exercising an Option.

            10.1 In the event of any stock dividend, stock split, exchange of shares, recapitalization, subdivision or consolida tion of shares, or other similar transaction, the number of shares subject to each outstanding Option, and the Exercise Price per share, shall be proportionately adjusted, and any other appropriate changes in the Options outstanding shall be made by the Company's Compensation Committee, whose determination as to any of such matters shall be conclusive.

            10.2 In the event the Company shall be a party to a transaction involving a sale of substantially all of its assets or a merger or a consolidation in which the Company will not be the surviving corporation, then all unexercised Options may be canceled by the Company as of the effective date of any such transaction by giving written notice to the holders thereof of its intention to do so and by permitting the exercise, during the 30-day period preceding the effective date of such transaction, of all partly or wholly unexercised Options in full (whether or not such Options were by their terms then exercisable). If the unexercised Options are assumed by the surviving corporation, then any Options so assumed shall be immediately exercisable and fully vested (whether or not such Options were by their terms then exercisable).

            10.3 In the case of dissolution of the Company (other than a dissolution following a sale of substantially all of the Company's assets), every Option outstanding shall terminate; provided, however, that the Optionee shall have 30 days prior written notice of such event, during which time the Optionee shall have the right to exercise any partly or wholly unexercised Option in full (whether or not such Options were by their terms then exercisable).

      11. The Option Agreement shall bind and inure to the benefit of the parties' heirs, legal representatives, successors and permitted assigns.

      12. The Option Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained herein and they supersede all prior and contemporaneous agreements, representations and understandings of the parties.
No supplement, modification or amendment of the Option Agreement shall be binding unless executed in writing by all of the parties. No waiver of any of the provisions of the Option Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

      13. Should any portion of the Option Agreement be declared invalid and unenforceable, then such portion shall be deemed to be severable from the Option Agreement and shall not affect the remainder hereof.

      14. All notices to be sent hereunder shall be delivered in person or sent by United States Mail, certified and postage prepaid, to Optionee at the address set forth on the signature page of the Option Agreement or to the Company at its principal place of business, Attention: Chief Executive Officer. Any change in the address to which notices shall be sent under the

Option Agreement to the Optionee shall be made by the Optionee upon ten (10) days' written notice to the Company.

      15. The Option Agreement shall be construed according to the internal laws of the State of California. The Option
Agreement is made and entered into in San Diego, California.

            IN WITNESS WHEREOF, this Nonqualified Stock Option
Agreement was executed effective as of October 7, 1996.

                                          XSCRIBE CORPORATION,
                                          a California corporation



                                          /s/ Suren G. Dutia
                                          ---------------------------------
                                          Suren G. Dutia,
                                          Chief Executive Officer



                                          /s/ Bruce C. Myers
                                          ---------------------------------
                                          Bruce C. Myers,
                                          an individual

                                          Address for Notices:

                                          18130 Smoke Signal Drive
                                          San Diego, California 92127

                                  EXHIBIT "A"

                 NOTICE OF EXERCISE OF INCENTIVE STOCK OPTION

To:   Xscribe Corporation
      Attention: Secretary


            I, a resident of the State of ______________________,
hereby exercise my nonqualified stock option granted by XSCRIBE CORPORATION, a California corporation (the "Company"), pursuant to an Nonqualified Stock Option Agreement dated as of October
7, 1996, subject to all the terms and provisions thereof and notify the Company of my desire to purchase _______ shares of Common Stock of the Company at the exercise price of _________________________ Dollars ($______) per share pursuant to said option.

            I agree to complete and execute any additional documents which the Company may request that I complete in order to comply with applicable federal, state and local securities laws, rules and regulations.

Dated: ______________________

                                        _____________________________
                                        Social Security or
                                        Taxpayer I.D. Number

                                        ______________________________
                                        [Signature]

                                        ______________________________
                                        [Printed Name]

                                        Address:
                                        ______________________________
                                        ______________________________
                                        ______________________________

                                  EXHIBIT 5.1
                                  -----------


                     SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
       A Limited Liability Partnership Including Professional Corporations
                                Attorneys at Law
                    333 South Hope Street, Forty-Eighth Floor
                          Los Angeles, California 90071
                            Telephone (213) 620-1780
                                      -----
                            Facsimile (213) 620-1398
                                      -----

Writer's Direct Line                                        Our File Number
                              December 6, 1996

                                                                YW7-53541


Xscribe Corporation
6285 Nancy Ridge Drive
San Diego, California 92121


            Re:   Registration Statement on Form S-8


Dear Sirs:

            Xscribe Corporation, a California corporation (the "Company") has prepared and will file, on the date of this opinion, with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 116,666 shares of Common Stock (the "New Stock") to be offered and sold by the Company to Bruce C. Myers upon the exercise of options granted to Mr. Myers pursuant to that certain Nonqualified Stock Option Agreement for Xscribe Corporation dated as of October 7, 1996, between Bruce C. Myers and the Company. You have requested our opinion as to the legality of the New Stock.

            In connection with the furnishing of our opinion to you concerning this matter, we have examined originals, certified copies or photostatic copies of your Certificate of Incorporation (as amended) and Bylaws, the minutes and written consents of your Board of Directors, documents on file with and certificates of the California Secretary of State, the Registration Statement and such other corporate records and other documents as we have deemed relevant and necessary as the basis for the opinions set forth herein. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as certified or photostatic copies.

            On the basis of the foregoing and in reliance thereon and after consideration of such matters and laws as we deem applicable and relevant, we are of the opinion that the New Stock, when issued and sold in the manner

Xscribe Corporation
December 6, 1996
Page 2


set forth in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

            We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/ SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

                                  EXHIBIT 23.2
                                  ------------

KPMG Peat Marwick LLP











The Board of Directors
Xscribe Corporation:



We consent to the use of our reports incorporated herein by reference.




                              /s/ KPMG Peat Marwick LLP


San Diego, California
December 9, 1996